UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 28, 2008

TERADATA CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-00395

Delaware	75-3236470
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2835 Miami Village Drive

Miamisburg, Ohio 45342

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 242-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) At its meeting on February 28, 2008, the Compensation and Human Resource Committee of the Board of Directors (the “Committee”) of Teradata Corporation (“Teradata” or the “Company”) took certain actions, including those described below, relating to the compensation of the Company’s named executive officers. The actions described below were taken by resolutions approved by the members of the Committee who are each considered an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

As set forth under the terms of the Teradata Corporation Management Incentive Plan (“MIP”), the Committee agreed that the amount of 2008 annual incentive opportunity awards payable to executive officers under the MIP shall be no more than 1.5% of 2008 Earnings Before Income Taxes (“EBIT”), as defined in the MIP, for the Chief Executive Officer, and no more than .75% of EBIT for each other executive officer, with such amounts to be subject to downward (and not upward) discretion. The Committee also approved performance measures to be considered, along with other factors, if any, deemed to be appropriate by the Committee, in exercising downward discretion to determine the amount of the annual incentive opportunity awards, if any, that will be paid to the Company’s executive officers under the MIP in respect of fiscal year 2008 performance (the “2008 Annual Awards”). As approved by the Committee at its February 28, 2008 meeting:

1.	the performance measures that will be considered when determining the 2008 Annual Awards will include revenue and operating income, each with a 50% weighting when determining achievement of performance objectives;

2.	the revenue and operating income measures will be based on generally accepted accounting principles in the United States (“GAAP”);

3.	subject to the exercise of the Committee’s discretion, the payout levels for the 2008 Annual Awards, which are based on a percentage of each executive officer’s base salary, will be as follows: trigger, 50%; target, 100%; and maximum, 200%; and

4.	regardless of the achievement of the performance objectives, no 2008 Annual Awards will be paid, subject to the exercise of the Committee’s discretion, unless the Company achieves a threshold level of operating income.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

Dated: March 4, 2008	By:	/s/ Laura K. Nyquist
Laura K. Nyquist
General Counsel and Secretary

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